Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Synovus Financial Corp.
We consent to the use of our reports dated February 29, 2008, with respect to the consolidated balance sheets of Synovus Financial Corp. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our report, with respect to the consolidated financial statements, refers to changes in the Company’s method of accounting for income tax uncertainties during 2007 and changes in the Company’s accounting for share-based compensation, the recognition and disclosure of defined benefit pension and other postretirement plans, and the application of Staff Accounting Bulletin No. 108 for the consideration of the effects of prior year misstatements in 2006.
/s/KPMG LLP
Atlanta, Georgia
January 16, 2009